EXHIBIT 2

SCHEDULE A

Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Price Range
				Minimum	Maximum
July 10, 2025	Open Market Sale	7,632	$13.618	$13.50	$13.69
July 11, 2025	Open Market Sale	4,622	$13.5892	$13.50	$13.775
July 14, 2025	Open Market Sale	22,026	$13.7427	$13.50	$14.44
July 15, 2025	Open Market Sale	6,467	$13.7618	$13.52	$13.86
July 16, 2025	Open Market Sale	10,841	$13.9352	$13.70	$14.11
July 17, 2025	Open Market Sale	8,276	$13.864	$13.7296	$14.085
July 18, 2025	Open Market Sale	19,737	$13.8551	$13.54	$14.075
July 21, 2025	Open Market Sale	6,039	$13.7225	$13.50	$14.04
July 22, 2025	Open Market Sale	29,875	$13.8812	$13.52	$13.94
July 23, 2025	Open Market Sale	21,194	$14.0534	$13.86	$14.52
July 24, 2025	Open Market Sale	10,248	$13.9717	$13.82	$14.09
July 25, 2025	Open Market Sale	3,043	$13.7278	$13.60	$14.08

*The Reporting Persons undertake to provide to the SEC staff, upon request, full information regarding the number of shares purchased at each price within the ranges set forth in the table above.